Exhibit 23.0

Independent Auditors’ Consent

The Board of Directors
Local Financial Corporation:

We consent to the incorporation by reference in the registration statement (No. 333-59116) on Form S-8 of Local Financial Corporation of our report dated January 30, 2004, with respect to the consolidated statements of financial condition of Local Financial Corporation and subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2003, which report appears in the December 31, 2003, annual report on Form 10-K of Local Financial Corporation. Our report refers to the Company’s adoption of Financial Accounting Standards Board Interpretation No. 46R, Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51, effective December 31, 2003 and the adoption of Statement of Financial Accounting Standards (SFAS) No. 142, Goodwill and Other Intangible Assets, effective January 1, 2002.

KPMG LLP

Oklahoma City, Oklahoma
March 11, 2004